Exhibit 5

                             DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017


                                                     May 1, 1998




Trans World Airlines, Inc.
One City Centre, 515 N. Sixth Street
St. Louis, Missouri 63101

Ladies and Gentlemen:

               We have acted as special counsel to Trans World Airlines, Inc. (the "Company") in connection with the Company's offer (the "Exchange Offer") to exchange its 11 3/8% Senior Notes due 2006 (the "Exchange Notes") for any and all of its outstanding 11 3/8% Senior Notes due 2006 (the "Old Notes").

               We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

               Upon the basis of the foregoing and, assuming the due execution and delivery of the Exchange Notes, we are of the opinion that the Exchange Notes, when executed, authenticated and delivered in exchange for the Old Notes in accordance with the Exchange Offer, will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally and equitable principles.

               We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.


                                                 Very truly yours,



                                                 /s/ Davis Polk & Wardwell
                                                 -------------------------
                                                 Davis Polk & Wardwell